Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-157646 and  333-154826,) Form S-4 (File No.333-197822), and Form S-3 (Nos. 333-167047 and  333-142070) of AECOM Technology Corporation of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 16, as to which the date is August 1, 2014 relating to the consolidated financial statements of URS Corporation, which appears in this Current Report on Form 8-K dated October 17, 2014.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 17, 2014